Reg. S-K
Item 601
Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements of Berkshire Hathaway Inc. on Form S-3 (File No. 333-61350), Form S-3 (File No. 333-68175, Form S-8 (File No. 333-18443), Form S-8 (File No. 333-43366), Form S-8 (File No. 333-53046), Form S-8 (File No. 333-62273), Form S-8 (File No. 333-64284), Form S-8 (File No. 333-70609), Form S-8 (File No. 333-74312), Form S-8 (File No. 333-75612), Form S-3 (File No. 333-81500), Form S-3 (File No. 333-98145) and Form S-8 (File No. 333-101662) of our reports dated March 6, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”) appearing in this Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP
Omaha, Nebraska
March 27, 2003